UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 15, 2005

Date of Earliest Event Reported: July 12, 2005

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street

Stamford, Connecticut 06921

(Address and zip code of principal executive offices)

(203) 541-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendments to SERP

International Paper Company’s (the “Company”) Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”), an unfunded, non-qualified plan for designated participants (generally Senior Vice Presidents and above) is intended to offset the loss of pension benefits for senior executives who join the Company within 16 years of their normal retirements. On July 12, 2005, the Company amended the SERP to: (i) change the formula for SERP participants hired on or after July 1, 2004, to offset the SERP benefit by the amount of the participant’s balance in the Retirement Savings Account and to allow a minimum benefit, in the discretion of both management and the Management Development and Compensation Committee (the “Committee”), (ii) provide a five year minimum service requirement to receive a SERP benefit, (iii) credit service with affiliated companies under the SERP, (iv) clarify the definition of compensation for participants receiving long-term disability benefits, (v) change the normal form of payment from an annuity to a lump sum, (vi) for participants who become SERP participants after July 1, 2004, change the time frame in which to lock-in the lump sum interest rate, (vii) clarify spousal benefits for vested participants who terminate due to death, and (viii) provide the Board and the Committee authority to adjust the application of any term of the Plan, other than a participant’s distribution timing.

Acceleration of Vesting of Stock Options

During 2003, the Company decided to eliminate the stock option program for all U.S. employees with the intent of minimizing the use of stock options globally in 2006. In the U.S., the stock option program was replaced with performance-based restricted shares for approximately 1,250 employees to more closely tie long-term incentive compensation to Company performance on two key performance drivers: ROI and TSR. As part of this shift in focus away from stock options to performance-based restricted stock, the Company determined on July 12, 2005, to accelerate the vesting of approximately 14 million stock options, representing all of the Company’s outstanding unvested stock options including the stock options of the Company’s named executive officers, to July 12, 2005. The Company also considered the benefit to employees and the income statement impact in making its decision to accelerate the vesting of options. Based on the current market value of the Company’s common stock on July 12th, the exercise prices of all such options were above the current market value and, as a result, the Company will not record any expense from this action.

Compensation Adjustments for Named Executive Officers

On July 12, 2005, the Committee approved a special one-time, non-pensionable cash award to Marianne M. Parrs, Executive Vice President and Chief Financial Officer, in recognition of her dedication and added responsibilities for serving as Chief Financial Officer following the departure of the former CFO.

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On July 12, 2005, the Committee also approved a promotion and salary increase for Maura A. Smith, Senior Vice President, General Counsel and Corporate Secretary. Ms. Smith’s base salary was increased to $540,000 with target annual bonus and long-term incentive awards under the Company’s Performance Share Plan of $431,500 and 46,600 shares, respectively.

Waiver of Officer Stock Ownership Guidelines and Disposition Limit

In addition, on July 12, 2005, the Committee agreed to waive the Company’s stock ownership guidelines and annual stock disposition limit for Ms. Parrs, Executive Vice President and Chief Financial Officer, to permit her to diversify her assets in anticipation of her retirement.

ITEM 5.02 ELECTION OF DIRECTOR

On July 12, 2005, Mr. John F. Turner, who had been elected a director of the Company last month, was appointed as a member of the Governance Committee and the Public Policy and Environment Committee of the Board of Directors.

ITEM 8.01 OTHER EVENTS

In a Form 8-K, filed on May 12, 2005, the Company estimated that income tax expenses associated with its Domestic Reinvestment Plan and resulting repatriations of cash from foreign subsidiaries would be approximately $150 million for the 2005 second quarter. The actual tax provision for the second quarter from the repatriations was approximately $90 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Andrea L. Dulberg
Title:	Assistant Secretary

Date:	July 15, 2005

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